      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 30, 2002

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                            LAM RESEARCH CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


               DELAWARE                                     94-2634797
    (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                      Identification No.)


                 4650 CUSHING PARKWAY, FREMONT, CALIFORNIA 94538
                                 (510) 659-0200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                MERCEDES JOHNSON
               VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL OFFICER
                            LAM RESEARCH CORPORATION
                              4650 CUSHING PARKWAY
                            FREMONT, CALIFORNIA 94538
                                 (510) 659-0200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   Copies to:

                            TIMOTHY G. HOXIE, ESQUIRE
                       HELLER EHRMAN WHITE & MCAULIFFE LLP
                                 333 BUSH STREET
                         SAN FRANCISCO, CALIFORNIA 94104
                            TELEPHONE: (415) 772-6000
                            FACSIMILE: (415) 772-6268


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      From time to time as soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] _____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                                  PROPOSED           PROPOSED
                                                                  MAXIMUM            MAXIMUM
                                                                  OFFERING           AGGREGATE         AMOUNT OF
                                           AMOUNT TO BE             PRICE            OFFERING        REGISTRATION
TITLE OF SECURITIES TO BE REGISTERED       REGISTERED (1)       PER SHARE (2)         PRICE(2)            FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value               2,000,000             $22.04             $44,080,000       $4,055.36
===================================================================================================================

(1) Pursuant to Rule 416(a), this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq National Market on January 23, 2002.

                                ----------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

We will amend and complete the information in this prospectus. Although we are permitted by U.S. federal securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the Securities and Exchange Commission relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.


                 Subject to completion, dated January 30, 2002

PROSPECTUS

                                  [LOGO OF LAM]

                            LAM RESEARCH CORPORATION

                        2,000,000 SHARES OF COMMON STOCK

                             -----------------------


        This prospectus may be used only in connection with the resale, from time to time, of 2,000,000 shares of our common stock, par value $0.001, by Varian Semiconductor Equipment Associates, Inc., a Delaware corporation, or its assigns or transferees. The shares of Common Stock are issuable upon exercise of a warrant issued by us to Varian Semiconductor. Certain information about Varian Semiconductor, and the time and manner in which Varian Semiconductor may offer and sell shares of Common Stock under this prospectus, is provided under the sections entitled "Selling Securityholder" and "Plan of Distribution" in this prospectus. The warrant is exercisable by Varian Semiconductor through December 31, 2005.

        Our Common Stock is quoted on the Nasdaq National Market under the symbol "LRCX." On January 29, 2002, the last reported sales price of our Common Stock was $22.51 per share.

        INVESTING IN OUR COMMON STOCK INVOLVES RISK. BEGINNING ON PAGE 7, WE HAVE LISTED SEVERAL "RISK FACTORS" WHICH YOU SHOULD CONSIDER. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY BEFORE YOU MAKE YOUR INVESTMENT DECISION.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

               The date of this prospectus is _________ ___, 2002

                               PROSPECTUS SUMMARY


        BECAUSE THIS IS A SUMMARY, IT MAY NOT CONTAIN ALL INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS OF INVESTING DISCUSSED UNDER "RISK FACTORS," BEGINNING ON PAGE 7,
AND THE FINANCIAL STATEMENTS INCLUDED IN OUR OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, BEFORE MAKING AN INVESTMENT DECISION.


                         ABOUT LAM RESEARCH CORPORATION

        We design, manufacture, market and service semiconductor processing equipment used in the fabrication of integrated circuits. We are recognized as a leading supplier of front-end wafer processing equipment to the worldwide semiconductor industry. Our products are used to selectively remove portions of various films to create an integrated circuit. Etch processes, which are repeated numerous times during the fabrication cycle, are required to manufacture every type of semiconductor device produced today. Chemical Mechanical Planarization ("CMP") is used to planarize the surface of the processed wafer to prepare it for further processing. CMP is currently the planarization technology of choice for manufacturing sub-0.35 micron integrated circuits with multiple metal layers. Post-CMP clean processes are used to remove residues left on the wafer after CMP processing.

        We sell a broad range of plasma ("dry") etch products to address specific applications. Our TCP(R) etchers utilize a high-density plasma process to etch device features down to 0.13 micron and below. We also market both the DSS-200(R) and Synergy(TM) product lines of post-CMP cleaners, which are used to remove residual slurries and other contaminants from wafer surfaces, both after CMP polishing and before and after essential semiconductor process steps. Our Teres(R) CMP polishing system uses our post-CMP cleaning expertise to provide fully integrated polishing and cleaning solutions.

        Our Common Stock is traded on the Nasdaq National Market under the symbol "LRCX." The postal address for our principal executive offices is 4650 Cushing Parkway, Fremont, California 94538. Our telephone number is (510) 659-0200. We maintain a website on the Internet at http://www.lamrc.com. Information contained on our website does not constitute part of this prospectus.

                                  THE OFFERING

        The following is a brief summary of the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the "Risk Factors" section and our financial statements included in our other filings with the Securities and Exchange Commission.


Securities Offered...................       2,000,000 shares of Common Stock,
                                            par value $0.001 per share.

Use of Proceeds......................       We will not receive any of the
                                            proceeds of the resale of the shares
                                            of Common Stock by the selling
                                            securityholder.

Trading .............................       Our Common Stock is quoted on the
                                            Nasdaq National Market under the
                                            symbol "LRCX."

Risk Factors........................        See "Risk Factors" and the other
                                            information in this prospectus for a
                                            discussion of the factors you should
                                            carefully consider before deciding
                                            to invest in the shares of Common
                                            Stock offered by the selling
                                            securityholder pursuant to this
                                            prospectus.

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED, OR INCORPORATED BY REFERENCE, IN THIS PROSPECTUS OR THE REGISTRATION STATEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITYHOLDER IS OFFERING TO SELL, AND SEEKING OFFERS TO BUY, THE SHARES OF OUR COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANT ONLY IN JURISDICTIONS WHERE SUCH OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.


                                TABLE OF CONTENTS



                                                PAGE
                                                ----
Prospectus Summary.............................   2
Where You Can Find More Information............   4
Forward-Looking Statements.....................   5
Recent Developments............................   6
Risk Factors...................................   7
Use of Proceeds................................  12
Selling Securityholder.........................  13
Plan of Distribution...........................  14
Legal Matters..................................  15
Experts........................................  15

        UNLESS STATED OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "LAM RESEARCH," "LAM," THE "COMPANY," "WE," "OUR" OR "US" REFER TO LAM RESEARCH CORPORATION, A DELAWARE CORPORATION, AND NOT TO ANY OF ITS SUBSIDIARIES.

        WE MAINTAIN A WEBSITE ON THE INTERNET AT HTTP://WWW.LAMRC.COM. INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE PART OF THIS PROSPECTUS.

        EACH TRADEMARK, TRADE NAME OR SERVICE MARK OF ANY OTHER COMPANY APPEARING IN THIS PROSPECTUS BELONGS TO ITS HOLDER.

                       WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (Registration No. 333-______). The registration statement contains more information than this prospectus regarding Lam and our Common Stock, including certain exhibits and schedules.

        You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Suite 1024, Washington, D.C. 20549.

        You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

        The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

        You can also inspect reports, proxy statements and other information about our company at the offices of The National Association of Securities Dealers, Inc., 1735 K. Street, N.W., Washington, D.C. 20006.

        The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate by reference all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of shares of Common Stock offered by this prospectus. We also incorporate by reference all documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the filing of the initial registration statement and prior to effectiveness of the registration statement.


DOCUMENTS FILED BY LAM WITH THE SECURITIES AND EXCHANGE
COMMISSION (FILE NO. 000-12933)                                                           PERIOD
-------------------------------------------------------                                   ------
Annual Report on Form 10-K                                           Fiscal Year ended June 24, 2001

Quarterly Report on Form 10-Q                                        Quarterly period ended September 23, 2001

The description of our Common Stock as set forth in our              Filed on April 11, 1990
Registration Statement on Form 8-B and any amendment or
report filed for the purpose of updating such description

The description of our rights agreement and preferred                Filed on January 28, 1997 and January 30, 1997
stock purchase rights as set forth in our Registration
Statements on Forms 8-A and 8-A/A

        You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

        Lam Research Corporation
        4650 Cushing Parkway
        Fremont, California 94538
        (510) 572-5910
        Attn: Office of Investor Relations

        Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document.

                           FORWARD LOOKING STATEMENTS


        With the exception of historical facts, the statements contained in this prospectus, including the section entitled "Risk Factors," are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and are subject to the "safe harbor" provisions created by these statutes. These forward-looking statements include, but are not limited to, statements that relate to:

        -       our future revenue;

        -       product development;

        -       demand, acceptance and market share;

        -       competitiveness;

        -       royalty income;

        -       gross margins;

        -       levels of research and development and operating expenses;

        - management's plans and objectives for current and future operations; and

        - the sufficiency of financial resources to support future operations and capital expenditures.

        These statements are based on current expectations and are subject to risks, uncertainties and changes in condition, significance, value and effect, including those discussed under the heading "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this document and in the documents we file from time to time with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These risks, uncertainties and changes in condition, significance, value and effect could cause actual results to differ materially from those expressed in this prospectus and in ways not readily foreseeable.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and of information currently and reasonably known. We undertake no obligation to release any revisions to these forward-looking statements which may be made to reflect events or circumstances which occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events.

                               RECENT DEVELOPMENTS


RESULTS OF QUARTER ENDED DECEMBER 2001

        On January 24, 2001, we announced results for the quarter ended December 30, 2001. Revenues of $259.2 million were 24 percent lower than the quarter ended September 23, 2001. Net loss for the quarter was $51.7 million, or $0.41 per diluted share, compared to a net loss of $8.9 million, or $0.07 per diluted share, in the September 2001 quarter.

        Net loss for the December 2001 quarter included inventory write-downs for excess, obsolete, and older-generation products of approximately $24.1 million, a patent litigation settlement charge of $38.8 million, impaired asset write-downs of approximately $9.5 million for laboratory and demonstration equipment, restructuring charges of $33.8 million, and a non-operating gain on the revaluation of our derivative instruments of $18.9 million. The after-tax effects of these adjustments were reductions of $55.4 million in net income and $0.44 per diluted share. New orders of approximately $124 million were about 10 percent below the previous quarter.

REDUCTION IN WORKFORCE

        On December 20, 2001, we announced a reduction of our global workforce by approximately 12%, or about 400 employees. The reduction in force was driven by the decline in our revenues and the contraction of the semiconductor equipment market during fiscal 2001 and resulted in restructuring charges of $33.8 million for the quarter ended December 30, 2001.

SETTLEMENT OF ALL OUTSTANDING LITIGATION WITH VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

        On December 19, 2001, we reached a final settlement with Varian Semiconductor Equipment Associates, Inc. in connection with the patent infringement litigation filed by Varian Semiconductor in October 1993. Under the terms of the settlement agreement, Varian Semiconductor granted us a nonexclusive license to the patents involved in the litigation. We agreed to pay Varian Semiconductor $20 million and issued a warrant that entitles Varian Semiconductor to purchase 2,000,000 shares of our Common Stock at an exercise price of $21.30 per share. The shares issuable to Varian Semiconductor upon exercise of the warrant are being registered for resale by Varian Semiconductor pursuant to this prospectus. As part of the full and final settlement, Varian Semiconductor and Lam agreed to dismiss all pending claims and counterclaims relating to the litigation.

        In connection with the settlement, we recorded a special charge of $38.8 million, which represents approximately 95% of the total value of the settlement and patent license, for the quarter ended December 30, 2001. The remaining portion of the total value of the settlement, $2.7 million, has been capitalized and will be amortized over future periods.

                                  RISK FACTORS

        In deciding whether to purchase our Common Stock, you should consider carefully the following risk factors, along with the other information contained or incorporated by reference in this prospectus. These factors, among others, may cause actual results, events or performance to differ materially from those expressed in any forward-looking statements we make or incorporate by reference in this prospectus.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE UNPREDICTABLE.

        Our revenues and operating results may fluctuate significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include, but are not limited to:

        - economic conditions in the semiconductor industry generally, and the equipment industry specifically;

        -       customer capacity requirements;

        -       customer acceptances of equipment;

        -       the size and timing of orders from customers;

        - customer cancellations or delays in our shipments and/or installations;

        - our ability in a timely manner to develop, introduce and market new, enhanced and competitive products;

        -       our competitors' introduction of new products;

        -       legal or technical challenges to our products and technology,

        -       new or modified accounting regulations;

        -       changes in average selling prices and product mix;

        -       changes in import/export regulations; and

        -       exchange rate fluctuations.

        We manage our expense levels in part on our expectations of future revenues. If revenue levels in a particular quarter do not meet our expectations, our operating results may be adversely affected.

        We derive our revenue primarily from the sale of a relatively small number of high-priced systems. Our systems can range in price from approximately $400,000 to $4 million per unit. Our operating results for a quarter may suffer substantially if:

        -       we sell fewer systems than we anticipate in any quarter;

        - we do not receive anticipated orders in time to enable shipment and acceptance of equipment during a given quarter;

        - one or more customers delay or cancel anticipated shipments and/or installations;

        - our suppliers or outsource vendors fail to perform their obligations in a manner consistent with our expectations;

        - shipments are delayed by procurement shortages or manufacturing difficulties; or

        -       our customers delay final acceptance of our shipments.

        Further, because most of our manufacturing and administrative operations and capacity is located at our Fremont, California facility, natural, physical, logistical or other events or disruptions affecting this facility (including labor disruptions) could adversely impact our financial performance.

VARIATIONS IN THE AMOUNT OF TIME IT TAKES FOR OUR CUSTOMERS TO ACCEPT OUR SYSTEMS MAY CAUSE FLUCTUATIONS IN OUR OPERATING RESULTS.

        In December 1999 the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements." SAB 101 provides guidance on the recognition of revenue for sales that involve contractual customer acceptance provisions and product installation commitments. Based on the guidance provided by SAB 101, we changed our revenue recognition policy for equipment sales effective June 26, 2000. Prior to SAB 101, the Company generally recognized systems revenue on the date the equipment was shipped to customers. Under SAB 101, the Company now recognizes revenue on the date of customer acceptance or the date the contractual customer acceptance provisions lapse. As a result, the fiscal period in which we are able to recognize systems is subject to the length of time that our customers require to evaluate the performance of our equipment after shipment and installation, which could cause our quarterly operating results to fluctuate.

THE SEMICONDUCTOR EQUIPMENT INDUSTRY IS VOLATILE; AND THE INDUSTRY IS CURRENTLY EXPERIENCING REDUCED PRODUCT DEMAND WHICH IS EXPECTED TO HAVE A NEGATIVE IMPACT ON SHIPMENTS AND EQUIPMENT ACCEPTANCE CYCLE TIME.

        Our business depends on the capital equipment expenditures of semiconductor manufacturers, which in turn depend on the current and anticipated market demand for integrated circuits and products using integrated circuits. The semiconductor industry is cyclical in nature and historically experiences periodic downturns. During the past three years the semiconductor industry has experienced severe swings of product demand and volatility in product pricing. In early fiscal 1998 and fiscal 1999, the semiconductor industry reduced or delayed significantly purchases of semiconductor manufacturing equipment and construction of new fabrication facilities because of an industry downturn. However, beginning in late fiscal 1999, we experienced a recovery in demand for our products, which drove sales growth throughout fiscal 2000 and early 2001. In the second half of the December 2000 quarter, we began to see signs that this upturn was slowing and that customers were likely to reduce equipment purchases during the first half of calendar year 2001. These signs were confirmed in the March 2001 quarter as semiconductor manufacturers canceled or delayed many orders as a result of overcapacity. These order reductions have had a negative impact on the level of system shipments and the cycle time of acceptances during fiscal 2002.

        Fluctuating levels of investment by the semiconductor manufacturers and pricing volatility will continue to materially affect our aggregate bookings, revenues and operating results. Even during periods of reduced revenues, we must continue to invest in research and development and to maintain extensive ongoing worldwide customer service and support capabilities to remain competitive, which may temporarily harm our financial results.

WE DEPEND ON NEW PRODUCTS AND PROCESSES FOR OUR SUCCESS. FOR THIS REASON, WE ARE SUBJECT TO RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE.

        Rapid technological changes in semiconductor manufacturing processes subject us to increased pressure to develop technological advances enabling such processes. We believe that our future success depends in part upon our ability to develop, manufacture and successfully introduce new products with improved capabilities and to continue to enhance our existing products. Due to the risks inherent in transitioning to new products, we must accurately forecast demand for new products while managing the transition from older products. If new products have reliability or quality problems our performance may be impacted by reduced orders, higher manufacturing costs, delays in acceptance of and payment for new products, and additional service and warranty expenses. We may be unable to develop and manufacture new products successfully, or new products that we introduce may fail in the marketplace, which would materially and adversely affect our results from operations.

        We expect to continue to make significant investments in research and development and to pursue joint development relationships with customers or other members of the industry. We must manage product transitions and joint development relationships successfully, as introduction of new products could adversely affect our sales of existing products. Future technologies, processes or product developments may render our current product offerings obsolete, leaving us with nonsalable product or obsolete inventory, or both. We may be unable in a timely manner to develop and introduce new products or enhancements to our existing products which satisfy customer needs or achieve market acceptance. In addition, in connection with the development of new products, we will invest in pilot production inventory. Our failure to complete commercialization of these new products in a timely manner could result in inventory obsolescence, which would adversely affect our financial results.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH THE INTRODUCTION OF NEW PRODUCTS.

        We expect to face significant competition from multiple current and future competitors. We believe that other companies are developing systems and products that are competitive to ours and are planning to introduce new products to this market, which may affect our ability to sell our new products. Furthermore, new products represent significant investments of our resources and their success, or lack thereof, could have a material effect on our financial results.

WE ARE SUBJECT TO RISKS RELATING TO PRODUCT CONCENTRATION AND LACK OF PRODUCT REVENUE DIVERSIFICATION.

        We derive a substantial percentage of our revenues from a limited number of products, and we expect these products to continue to account for a large percentage of our revenues in the near term. Continued market acceptance of our primary products is, therefore, critical to our future success. Our business, operating results, financial condition and cash flows could therefore be adversely affected by:

        -    a decline in demand for our products;

        -    a failure to achieve continued market acceptance of our products;

        - an improved version of products being offered by a competitor in the market we participate in;

        - technological change that we are unable to address with our products; and

        - a failure to release new enhanced versions of our products on a timely basis.

WE ARE DEPENDENT UPON A LIMITED NUMBER OF KEY SUPPLIERS.

        We obtain certain components and sub-assemblies included in our products from a single supplier or a limited group of suppliers. Each of our key suppliers has a one-year blanket purchase contract under which we may issue purchase orders. We may renew these contracts periodically. Each of these suppliers sold us products during at least the last four years, and we expect that we will continue to renew these contracts in the future or that we will otherwise replace them with competent alternative source suppliers. Nevertheless, a prolonged inability to obtain certain components could adversely affect our operating results and result in damage to our customer relationships.

OUR OUTSOURCE PROVIDERS MAY FAIL TO PERFORM AS WE EXPECT

        We are expanding the role that outsource providers play in our business. We anticipate that these outsource providers will play key roles in our manufacturing operations and in many of our transactional and administrative functions. Although we aim at selecting reputable providers and to secure their performance on terms documented in written contracts, there is a risk that one or more of these providers will fail to perform as we expect, causing an adverse impact on our business. In addition, the expanded role of outsource providers will require us to implement changes to our existing operations and to adopt new procedures to deal with and supervise the performance of those outsource providers. There is no assurance that we will implement those changes successfully in a timely manner, potentially delaying our performance, adversely affecting our operating results and damaging our customer relationships.

ONCE A SEMICONDUCTOR MANUFACTURER COMMITS TO PURCHASE A COMPETITOR'S SEMICONDUCTOR MANUFACTURING EQUIPMENT, THE MANUFACTURER TYPICALLY CONTINUES TO PURCHASE THAT COMPETITOR'S EQUIPMENT, MAKING IT MORE DIFFICULT FOR US TO SELL OUR EQUIPMENT TO THAT CUSTOMER.

        Semiconductor manufacturers must make a substantial investment to qualify and integrate capital processing equipment into a semiconductor production line. We believe that once a semiconductor manufacturer selects a particular supplier's processing equipment, the manufacturer generally relies upon that equipment for that specific production line application. Accordingly, we expect it to be more difficult to sell to a given customer if that customer initially selects a competitor's equipment. We believe that to remain competitive we will require significant financial resources to offer a broad range of products, to maintain customer service and support centers worldwide, and to invest in product and process research and development.

WE MAY LACK THE FINANCIAL RESOURCES OR TECHNOLOGICAL CAPABILITIES OF CERTAIN OF OUR COMPETITORS NEEDED TO CAPTURE INCREASED MARKET SHARE.

        Certain of our competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing, and customer service and support resources than we do and therefore are increasingly dominating the semiconductor equipment industry. In addition, there are smaller emerging semiconductor equipment companies that may provide innovative technology that may have performance advantages over systems we currently, or expect to, offer.

        We anticipate our competitors will continue to improve the design and performance of their current products and processes and to introduce new products and processes with enhanced performance characteristics. If our competitors enter into strategic relationships with leading semiconductor manufacturers covering products similar to those we sell or may develop, it could adversely affect our ability to sell products to those manufacturers. In addition, competitors with higher levels of financial resources than we have may continue to deeply discount or give away products similar to those we sell. For these reasons, we may fail to continue to compete successfully worldwide.

        Our present or future competitors may be able to develop products comparable or superior to those we offer or that adapt more quickly to new technologies or evolving customer requirements. In particular, while we currently are developing additional product enhancements that we believe will address customer requirements, we may fail in a timely manner to complete the development or introduction of these additional product enhancements successfully, or these product enhancements may not achieve market acceptance or be competitive. Accordingly, we may be unable to continue to compete effectively in our markets, competition may intensify or future competition may have a material adverse effect on our revenues, operating results, financial condition and cash flows.

OUR FUTURE SUCCESS DEPENDS ON INTERNATIONAL SALES.

        International sales accounted for approximately 70% of our total revenue in fiscal 2001, 71% in fiscal 2000 and 54% in fiscal 1999. We expect that international sales will continue to account for a significant portion of our total revenue in future years. International sales are subject to risks, including, but not limited to:

        -       foreign exchange risks;

        -       changing import/export requirements;

        -       foreign trade disputes; and

        - economic, political, banking and currency problems in the relevant region.

        We currently enter into foreign currency forward contracts to minimize the short-term impact of exchange rate fluctuations on Yen-denominated sales and assets, and will continue to enter into hedging transactions for the foreseeable future.

A FAILURE TO COMPLY WITH ENVIRONMENTAL REGULATIONS MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

        We are subject to a variety of governmental regulations related to the discharge or disposal of toxic, volatile or otherwise hazardous chemicals. We believe that we are in general compliance with these regulations and that we have obtained (or will obtain or are otherwise addressing) all necessary environmental permits to conduct our business. These permits generally relate to the disposal of hazardous wastes. Nevertheless, the failure to comply with present or future regulations could result in fines being imposed on us, suspension of production, cessation of our operations or reduction in our customers' acceptance of our products. These regulations could require us to alter our current operations, to acquire significant equipment or to incur substantial other expenses to comply with environmental regulations. Our failure to control the use, sale, transport or disposal of hazardous substances could subject us to future liabilities.

OUR ABILITY TO MANAGE POTENTIAL GROWTH OR DECLINE; INTEGRATION OF POTENTIAL ACQUISITIONS AND POTENTIAL DISPOSITION OF PRODUCT LINES AND TECHNOLOGIES CREATES RISKS FOR US.

        Currently, the semiconductor equipment industry is experiencing a severe decrease in demand for its products, which challenges our management to reduce spending on operating activities. Alternatively, if we experience rapid growth in the future we may face significant challenges in maintaining adequate financial and business controls, management processes, information systems and procedures on a timely basis, and expanding, training, and managing our work force. There can be no assurance that we will be able to perform such actions successfully.

        In the future, we may make acquisitions of complementary companies, products or technologies, or we may reduce or dispose of certain product lines or technologies, which no longer fit our long-term strategy. Managing an acquired business, disposing of product technologies or reducing personnel entails numerous operational and financial risks, including difficulties in assimilating acquired operations and new personnel or separating existing business or product groups, diversion of management's attention to other business concerns, amortization of acquired intangible assets and potential loss of key employees or customers of acquired or disposed operations amongst others. Our success will depend, to a significant extent, on the ability of our executive officers and other members of our senior management to identify and respond to these challenges effectively. There can be no assurance that we will be able to achieve and manage successfully any such growth, decline, integration of potential acquisitions, disposition of product lines or technologies, or reduction in personnel or that our management, personnel or systems will be adequate to support continued operations. Any such inabilities or inadequacies would have a material adverse effect on our business, operating results, financial condition, and cash flows.

        An important element of our management strategy is to review acquisition prospects that would complement our existing products, augment our market coverage and distribution ability, or enhance our technological capabilities. We may acquire additional businesses, products or technologies in the future. Any acquisitions could result in changes such as potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities, the amortization of related intangible assets and goodwill impairment charges, any of which could materially adversely affect our business, financial condition, and results of operations and/or the price of our Common Stock.

THE MARKET FOR OUR COMMON STOCK IS VOLATILE, WHICH MAY AFFECT OUR ABILITY TO RAISE CAPITAL OR MAKE ACQUISITIONS.

        The market price for our Common Stock is extremely volatile and has fluctuated significantly over the past years. The trading price of our Common Stock could continue to be highly volatile and fluctuate widely in response to factors, including, but not limited, to the following:

        -       general market or semiconductor industry conditions;

        -       global economic fluctuations;

        -       variations in our quarterly operating results;

        - variations in our revenues or earnings from levels securities analysts forecast;

        - announcements of restructurings, technological innovations, reductions in force, departure of key employees, consolidations of operations or introduction of new products;

        -       government regulations;

        - developments in or claims relating to patent or other proprietary rights;

        -       disruptions with key customers; or

        - political, economic or environmental events occurring globally or in our key sales regions.

        In addition, the stock market has, in recent years, experienced increasing significant price and volume fluctuations. Recent volatility in the price of our Common Stock was tied in part to the actual or anticipated movement in interest rates and the price of and markets for semiconductors. These broad market and industry factors may adversely affect the price of our Common Stock, regardless of our actual operating performance. In the past, following volatile periods in the price of stock, many companies become the object of securities class action litigation. If we are sued in a securities class action, we could incur substantial costs and it could divert management's attention and resources and have an unfavorable impact on the price for our Common Stock.

RISK ASSOCIATED WITH OUR CALL AND PUT OPTIONS.

        We have entered into third party option transactions for the purchase and sale of our stock. The option positions will be of value to us if our stock price exceeds the exercise price of the call options at the time the options are exercised. Conversely, our stock price could also decline. If our stock price on the exercise date of the options were below the put option exercise price, we would have to settle the put obligation by paying cash or the equivalent value in our Common Stock.

        If settlement were to occur prior to option expiration because of the occurrence of an event giving the third parties the right to terminate the transactions, we will be required both to pay to the third parties the value of their position (which would depend on a number of factors, including the time remaining to expiration and the volatility of our Common Stock) which could be greater or lesser than the difference between the options' exercise prices and the then market price of our Common Stock as well as any costs or expenses incurred by the third parties as a result of unwinding the transactions.

THE POTENTIAL ANTI-TAKEOVER EFFECTS OF OUR BYLAWS PROVISIONS AND THE RIGHTS PLAN WE HAVE IN PLACE MAY AFFECT OUR STOCK PRICE AND INHIBIT A CHANCE OF CONTROL DESIRED BY SOME OF OUR STOCKHOLDERS

        In 1997, we adopted a Rights Plan in which rights were distributed as a dividend at the rate of one right for each share of our Common Stock held by stockholders. In connection with the adoption of the Rights Plan, our Board of Directors also adopted a number of amendments to our Bylaws, including amendments requiring advance notice of stockholder nominations of directors and stockholder proposals.

        The Rights Plan may have certain anti-takeover effects. The Rights Plan will cause substantial dilution to a person or group that attempts to acquire Lam in certain circumstances. Accordingly, the existence of the Rights Plan and the issuance of the related rights may deter certain acquirers from making takeover proposals or tender offers. The Rights Plan, however, is not intended to prevent a takeover. Rather it is designed to enhance the ability of our Board of Directors to negotiate with a potential acquirer on behalf of all of our stockholders.

        In addition, our Certificate of Incorporation authorizes issuance of 5,000,000 shares of undesignated Preferred Stock. Our Board of Directors may, without further stockholder approval, issue this Preferred Stock on such terms as the Board of Directors may determine, which also could have the effect of delaying or preventing a change in control of Lam. The issuance of Preferred Stock could also adversely affect the voting power of the holders of our Common Stock, including causing the loss of voting control. Moreover, Section 203 of the General Corporation Law of the State of Delaware restricts certain business combinations with "interested stockholders," as defined by that statute.

INTELLECTUAL PROPERTY AND OTHER CLAIMS AGAINST US CAN BE COSTLY AND COULD RESULT IN THE LOSS OF SIGNIFICANT RIGHTS WHICH ARE NECESSARY TO OUR CONTINUED BUSINESS AND PROFITABILITY.

        Third parties may assert infringement, unfair competition or other claims against us. Additionally, from time to time, other parties send us notices alleging that our products infringe their patent or other intellectual property rights. In such cases, it is our policy either to defend the claims or to negotiate licenses on commercially reasonable terms. However, we may be unable in the future to negotiate necessary licenses on commercially reasonable terms, or at all, and any litigation resulting from such claims by third parties may materially adversely affect our business and financial results.

        In September 1999, Tegal Corporation sued us seeking monetary damages and injunctive relief based on our alleged infringement of certain patents Tegal holds. Specifically, Tegal identified our 4520XLe(TM) and Exelan(TM) products as infringing the patents Tegal is asserting. Litigation is inherently uncertain and we may fail to prevail in this litigation. However, we believe that the Tegal lawsuit will not materially adversely effect our operating results or financial position.

WE MAY FAIL TO PROTECT OUR PROPRIETARY TECHNOLOGY RIGHTS, WHICH WOULD AFFECT OUR BUSINESS.

        Our success depends in part on our proprietary technology. While we attempt to protect our proprietary technology through patents, copyrights and trade secret protection, we believe that our success also depends on increasing our technological expertise, continuing our development of new systems, increasing market penetration and growth of our installed base, and providing comprehensive support and service to our customers. However, we may be unable to protect our technology in all instances, or our competitors may develop similar or more competitive technology independently. We currently hold a number of United States and foreign patents and pending patent applications. However, other parties may challenge or attempt to invalidate or circumvent any patents the United States or foreign governments issue to us or these governments may fail to issue pending applications. In addition, the rights granted or anticipated under any of these patents or pending patent applications may be narrower than we expect or in fact provide no competitive advantages.

                                 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares of Common Stock offered by the selling securityholder pursuant to this prospectus. The selling securityholder will receive all of the proceeds from such sales. We may receive proceeds upon exercise of the warrant to purchase the shares of our Common Stock if the selling securityholder does not elect to use the net, or "cashless" exercise provision of the warrant. Any proceeds that we receive from exercise of the warrant will be used for general corporate purposes.

                             SELLING SECURITYHOLDER

        In connection with the settlement of all claims relating to a patent infringement litigation filed by Varian Semiconductor, Lam issued a warrant that entitles Varian Semiconductor to purchase 2,000,000 shares of Common Stock. It is the resale of these shares by Varian Semiconductor after exercise of the warrant that is being registered hereunder.

        Pursuant to the terms of the warrant, Varian Semiconductor is entitled to purchase from Lam up to 2,000,000 shares of Common Stock at an exercise price of $21.30 per share. The warrant is exercisable by Varian Semiconductor through December 31, 2005. The shares of Common Stock issuable upon exercise of the warrant may be resold by Varian Semiconductor, or its assigns or transferees, pursuant to this prospectus.

        As of January 19, 2002, Varian Semiconductor beneficially owned a total of 2,000,000 shares of our Common Stock, all of which are issuable upon exercise of the warrant. The shares beneficially owned by Varian Semiconductor represent 1.58% of the 126,474,660 shares of our Common Stock that were issued and outstanding as of January 24, 2002. We have determined beneficial ownership in accordance with the Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and have treated as beneficially owned those shares over which Varian Semiconductor has or shares voting power and investment power or which Varian Semiconductor has the right to acquire within 60 days. Shares of capital stock issuable upon the exercise of currently exercisable warrants and options, such as the Varian Semiconductor warrant, are considered outstanding for purposes of calculating the percentage owned by Varian Semiconductor.

        As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the Registration Statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION


        The selling securityholder may offer its shares at various times in one or more of the following transactions:

        - on the Nasdaq National Market (or any other exchange on which the shares may be listed);

        - in the over-the-counter market;

        - in negotiated transactions other than on such exchanges;

        - by pledge to secure debts and other obligations;

        - block trades in which a broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

        - in a combination of any of the above transactions.

        The selling securityholder may sell its shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling securityholder may use broker-dealers to sell its shares in any of the transactions described above, and such broker-dealer may resell shares for its own account pursuant to this prospectus. In effecting sales, broker-dealers or agents engaged by the selling securityholder may arrange for other broker-dealers to participate. The broker-dealers will either receive discounts or commissions from the selling securityholder, or they will receive commissions from purchasers of shares. The selling securityholder may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus. The selling securityholder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledges shares pursuant to this prospectus.

        Under certain circumstances the selling securityholder and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be considered underwriting discounts and commissions under the Securities Act. The selling securityholder may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling securityholder with respect to the shares offered pursuant to this prospectus against certain liabilities, including certain liabilities under the Securities Act. Alternatively, we may contribute toward amounts paid due to such liabilities.

        Under the rules and regulations of the Exchange Act, any person engaged in the distribution of the resale of shares may not simultaneously engage in market making activities with respect to the our Common Stock for a period of two business days prior to the commencement of such distribution. The selling securityholder will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of our Common Stock by the selling securityholder.

                                  LEGAL MATTERS

        Heller Ehrman White & McAuliffe LLP, San Francisco, California, has opined on the validity of the shares of Common Stock being offered pursuant to this prospectus.

                                     EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended June 24, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, payable by the registrant in connection with issuance and distribution of the shares of Common Stock being registered. All amounts are estimated except the registration fee and the Nasdaq listing application fee.

         Registration Fee.....................................$ 4,055
         Printing.............................................$ 5,000
         Accounting Fees and Expenses.........................$17,000
         Legal Fees and Expenses..............................$20,000
                                                              -------
                     Total....................................$46,055
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102 of the General Corporation Law of the State of Delaware allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Lam's Certificate of Incorporation contains a provision that eliminates directors' personal liability as set forth above.

        Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Lam's Certificate of Incorporation provides that, to the fullest extent permitted by the General Corporation Law of the State of Delaware, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also provides that no amendment or repeal of such provision or adoption of an inconsistent provision shall apply to or have any effect on the protection from personal liability to the Company or its stockholders permitted thereunder with respect to any matter occurring, or any cause of action, suit or claim that, but for the Certificate of Incorporation, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision. Additionally, Lam's Bylaws provide that Lam will indemnify to the maximum extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

        Lam has entered into indemnification agreements with its directors and certain of its officers. Lam has also obtained on behalf of its officers and directors insurance against losses arising from any claim asserted against or incurred by such individual in any such capacity, subject to certain exclusions.

ITEM 16. EXHIBITS

EXHIBIT NO.                             DESCRIPTION
-----------                             -----------
   4.1         Warrant to Purchase Common Stock of Lam Research Corporation,
               dated December 19, 2001, issued to Varian Semiconductor Equipment
               Associates, Inc.

   4.2         Form of Subscription (included in Exhibit 4.1)

   5.1         Opinion of Heller Ehrman White & McAuliffe LLP

   23.1 Consent of Heller Ehrman White & McAuliffe LLP (contained in opinion filed as Exhibit 5.1)

   23.2        Consent of Ernst & Young LLP, Independent Auditors

   24.1        Power of Attorney (see page II-3)

ITEM 17. UNDERTAKINGS

        A. The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's Certificate of Incorporation and Bylaws, and the General Corporation Law of the State of Delaware, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person for liabilities arising under the Act in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California on January 30, 2002.


                                              LAM RESEARCH CORPORATION


                                              By: /s/ Mercedes Johnson
                                                 ------------------------------
                                                 Mercedes Johnson
                                                 Vice President, Finance and
                                                 Chief Financial Officer


                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Mercedes Johnson his or her true and lawful attorney in fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, each acting alone, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of January 30, 2002.


           SIGNATURE                                    TITLE
           ---------                                    -----
      /s/ James W. Bagley        Chairman, Chief Executive Officer and Director
------------------------------
          James W. Bagley

   /s/ Mercedes Johnson          Vice President, Finance and Chief Financial Officer
------------------------------   (Principal Financial Officer)
       Mercedes Johnson

       /s/ Mark Frey             Controller (Principal Accounting Officer)
------------------------------
           Mark Frey

   /s/ David G. Arscott          Director
------------------------------
       David G. Arscott

    /s/ Robert Berdahl           Director
------------------------------
        Robert Berdahl

 /s/ Richard J. Elkus, Jr.       Director
------------------------------
     Richard J. Elkus, Jr.

    /s/ Jack R. Harris           Director
------------------------------
        Jack R. Harris

    /s/ Grant M. Inman           Director
------------------------------
        Grant M. Inman

  /s/ Kenneth M. Thompson        Director
------------------------------
      Kenneth M. Thompson

                                INDEX TO EXHIBITS



EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
   4.1         Warrant to Purchase Common Stock of Lam Research Corporation,
               dated December 19, 2001, issued to Varian Semiconductor Equipment
               Associates, Inc.

   4.2         Form of Subscription (included in Exhibit 4.1)

   5.1         Opinion of Heller Ehrman White & McAuliffe LLP

   23.1 Consent of Heller Ehrman White & McAuliffe LLP (contained in opinion filed as Exhibit 5.1)

   23.2        Consent of Ernst & Young LLP, Independent Auditors

   24.1        Power of Attorney (see page II-3)